The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement and the accompanying prospectus, prospectus supplement, prospectus supplement addendum and underlying supplement do not constitute an offer to sell the Buffered PLUS and we are not soliciting an offer to buy the Buffered PLUS in any state where the offer or sale is not permitted.

Subject to Completion. Dated March 9, 2022

March 2022 Registration Statement No. 333-232144 Pricing Supplement dated March , 2022 Filed pursuant to Rule 424(b)(2)

STRUCTURED INVESTMENTS

Opportunities in International Equities

Buffered PLUS Based on the Value of the MSCI Emerging Markets Index due September 16, 2024

Buffered Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Unlike conventional debt securities, the Buffered Performance Leveraged Upside SecuritiesSM (the “Buffered PLUS”) will pay no interest and provide a minimum payment at maturity of only 20% of the stated principal amount. If the final underlier value is greater than the initial underlier value, at maturity investors will receive the stated principal amount plus the leveraged upside performance of the underlier, subject to the maximum payment at maturity. If the final underlier value is less than the initial underlier value but not by more than the buffer amount, at maturity investors will receive the stated principal amount. However, if the final underlier value is less than the initial underlier value by more than the buffer amount, at maturity investors will lose 1% of the stated principal amount for every 1% decline beyond the specified buffer amount, subject to the minimum payment at maturity of 20% of the stated principal amount. Investors may lose up to 80% of the stated principal amount of the Buffered PLUS. The Buffered PLUS are for investors who seek an equity index-based return and who are willing and able to risk a significant portion of their principal and forgo current income and upside above the maximum payment at maturity in exchange for the leverage and buffer features, which, in each case, apply to a limited range of performance of the underlier. The Buffered PLUS are unsecured and unsubordinated debt obligations of Barclays Bank PLC. Any payment on the Buffered PLUS, including any repayment of principal, is subject to the creditworthiness of Barclays Bank PLC and is not guaranteed by any third party. If Barclays Bank PLC were to default on its payment obligations or become subject to the exercise of any U.K. Bail-in Power (as described on page 5 of this document) by the relevant U.K. resolution authority, you might not receive any amounts owed to you under the Buffered PLUS. See “Risk Factors” and “Consent to U.K. Bail-in Power” in this document and “Risk Factors” in the accompanying prospectus supplement.

SUMMARY TERMS
Issuer:	Barclays Bank PLC
Reference asset*:	MSCI Emerging Markets Index (Bloomberg ticker symbol “MXEF<Index>”) (the “underlier”)
Aggregate principal amount:	$
Stated principal amount:	$10 per Buffered PLUS
Pricing date†:	March 11, 2022
Original issue date†:	March 16, 2022
Valuation date†:	September 11, 2024
Maturity date†:	September 16, 2024
Interest:	None
Payment at maturity:

You will receive on the maturity date a cash payment per Buffered PLUS determined as follows:

•

If the final underlier value is greater than the initial underlier value:

     the lesser of (a) $10 + leveraged upside payment and (b) maximum payment at maturity

•

If the final underlier value is equal to the initial underlier value or less than the initial underlier value but not by more than the buffer amount of 20%:

     $10

•

If the final underlier value is less than the initial underlier value by more than the buffer amount of 20%:

     ($10 × underlier performance factor) + $2.00

This amount will be less than the stated principal amount of $10, but will be at least $2.00. Investors may lose up to 80% of their initial investment in the Buffered PLUS. Any payment on the Buffered PLUS, including any repayment of principal, is not guaranteed by any third party and is subject to (a) the creditworthiness of Barclays Bank PLC and (b) the risk of exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority.

U.K. Bail-in Power acknowledgment:	Notwithstanding and to the exclusion of any other term of the Buffered PLUS or any other agreements, arrangements or understandings between Barclays Bank PLC and any holder or beneficial owner of the Buffered PLUS, by acquiring the Buffered PLUS, each holder and beneficial owner of the Buffered PLUS acknowledges, accepts, agrees to be bound by and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority. See “Consent to U.K. Bail-in Power” on page 5 of this document.
Maximum payment at maturity:	At least $13.20 per Buffered PLUS (at least 132.00% of the stated principal amount). The actual maximum payment at maturity will be determined on the pricing date.
Minimum payment at maturity:	$2.00 per Buffered PLUS (20% of the stated principal amount)
Leveraged upside payment:	$10 × leverage factor × underlier return
Leverage factor:	200%
Buffer amount:	20%. As a result of the buffer amount of 20%, the value at or above which the underlier must close on the valuation date so that investors do not suffer a loss on their initial investment in the Buffered PLUS is , which is 80% of the initial underlier value.
Underlier return:	(final underlier value – initial underlier value) / initial underlier value
Underlier performance factor:	final underlier value / initial underlier value
(terms continued on the next page)
Commissions and initial issue price:	Initial issue price(1)	Price to public(1)	Agent’s commissions	Proceeds to issuer
Per Buffered PLUS	$10	$10	$0.075(2) $0.025(3)	$9.90
Total	$	$	$	$
(1)	Our estimated value of the Buffered PLUS on the pricing date, based on our internal pricing models, is expected to be between $9.601 and $9.801 per Buffered PLUS. The estimated value is expected to be less than the initial issue price of the Buffered PLUS. See “Additional Information Regarding Our Estimated Value of the Buffered PLUS” on page 4 of this document.

(2)	Morgan Stanley Wealth Management and its financial advisors will collectively receive from the agent, Barclays Capital Inc., a fixed sales commission of $0.075 for each Buffered PLUS they sell. See “Supplemental Plan of Distribution” in this document.

(3)	Reflects a structuring fee payable to Morgan Stanley Wealth Management by the agent or its affiliates of $0.025 for each Buffered PLUS.

One or more of our affiliates may purchase up to 15% of the aggregate principal amount of the Buffered PLUS and hold such Buffered PLUS for investment for a period of at least 30 days. Accordingly, the total principal amount of the Buffered PLUS may include a portion that was not purchased by investors on the original issue date. Any unsold portion held by our affiliate(s) may affect the supply of Buffered PLUS available for secondary trading and, therefore, could adversely affect the price of the Buffered PLUS in the secondary market. Circumstances may occur in which our interests or those of our affiliates could be in conflict with your interests.

Investing in the Buffered PLUS involves risks not associated with an investment in conventional debt securities. See “Risk Factors” beginning on page 12 of this document and beginning on page S-7 of the prospectus supplement. You should read this document together with the related prospectus, prospectus supplement, prospectus supplement addendum and underlying supplement, each of which can be accessed via the hyperlinks below, before you make an investment decision. The Buffered PLUS will not be listed on any U.S. securities exchange or quotation system. Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the Buffered PLUS or determined that this document is truthful or complete. Any representation to the contrary is a criminal offense.

The Buffered PLUS constitute our unsecured and unsubordinated obligations. The Buffered PLUS are not deposit liabilities of Barclays Bank PLC and are not covered by the U.K. Financial Services Compensation Scheme or insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency or deposit insurance agency of the United States, the United Kingdom or any other jurisdiction.

Prospectus dated August 1, 2019	Prospectus Supplement dated August 1, 2019	Prospectus Supplement Addendum dated February 18, 2021	Underlying Supplement dated August 1, 2019

Buffered PLUS Based on the Value of the MSCI Emerging Markets Index due September 16, 2024 Buffered Performance Leveraged Upside SecuritiesSM Principal at Risk Securities
Terms continued from previous page:
Initial underlier value:	, which is the closing level of the underlier on the pricing date
Final underlier value:	The closing level of the underlier on the valuation date
Closing level*:	Closing level has the meaning set forth under “Reference Assets—Indices—Special Calculation Provisions” in the prospectus supplement.
Additional terms:	Terms used in this document, but not defined herein, will have the meanings ascribed to them in the prospectus supplement.
CUSIP / ISIN:	06748B398 / US06748B3987
Listing:	The Buffered PLUS will not be listed on any securities exchange.
Selected dealer:	Morgan Stanley Wealth Management (“MSWM”)
*	If the underlier is discontinued or if the sponsor of the underlier fails to publish the underlier, the calculation agent may select a successor index or, if no successor index is available, will calculate the value to be used as the closing level of the underlier. In addition, the calculation agent will calculate the value to be used as the closing level of the underlier in the event of certain changes in or modifications to the underlier. For more information, see “Reference Assets—Indices—Adjustments Relating to Securities with an Index as a Reference Asset” in the accompanying prospectus supplement.
†	Expected. In the event that we make any change to the pricing date or the original issue date, the valuation date and/or the maturity date may be changed so that the stated term of the Buffered PLUS remains the same. The valuation date may be postponed if the valuation date is not a scheduled trading day or if a market disruption event occurs on the valuation date as described under “Reference Assets—Indices—Market Disruption Events for Securities with an Index of Equity Securities as a Reference Asset” in the accompanying prospectus supplement. In addition, the maturity date will be postponed if that day is not a business day or if the valuation date is postponed as described under “Terms of the Notes—Payment Dates” in the accompanying prospectus supplement.

Barclays Capital Inc.
March 2022	Page 2

Buffered PLUS Based on the Value of the MSCI Emerging Markets Index due September 16, 2024 Buffered Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

Additional Terms of the Buffered PLUS

You should read this document together with the prospectus dated August 1, 2019, as supplemented by the prospectus supplement dated August 1, 2019 relating to our Global Medium-Term Notes, Series A, of which the Buffered PLUS are a part, the prospectus supplement addendum dated February 18, 2021 and the underlying supplement dated August 1, 2019. This document, together with the documents listed below, contains the terms of the Buffered PLUS and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth under “Risk Factors” in the prospectus supplement, as the Buffered PLUS involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Buffered PLUS.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

▪	Prospectus dated August 1, 2019: http://www.sec.gov/Archives/edgar/data/312070/000119312519210880/d756086d424b3.htm

▪	Prospectus supplement dated August 1, 2019: http://www.sec.gov/Archives/edgar/data/312070/000095010319010190/dp110493_424b2-prosupp.htm

▪	Prospectus supplement addendum dated February 18, 2021: http://www.sec.gov/Archives/edgar/data/312070/000095010321002483/dp146316_424b3.htm

▪	Underlying supplement dated August 1, 2019: http://www.sec.gov/Archives/edgar/data/312070/000095010319010191/dp110497_424b2-underlying.htm

Our SEC file number is 1-10257 and our Central Index Key, or CIK, on the SEC website is 0000312070. As used in this document, “we,” “us” and “our” refer to Barclays Bank PLC.

In connection with this offering, Morgan Stanley Wealth Management is acting in its capacity as a selected dealer.

March 2022	Page 3

Buffered PLUS Based on the Value of the MSCI Emerging Markets Index due September 16, 2024 Buffered Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

Additional Information Regarding Our Estimated Value of the Buffered PLUS

Our internal pricing models take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize, typically including volatility, interest rates and our internal funding rates. Our internal funding rates (which are our internally published borrowing rates based on variables, such as market benchmarks, our appetite for borrowing and our existing obligations coming to maturity) may vary from the levels at which our benchmark debt securities trade in the secondary market. Our estimated value on the pricing date is based on our internal funding rates. Our estimated value of the Buffered PLUS might be lower if such valuation were based on the levels at which our benchmark debt securities trade in the secondary market.

Our estimated value of the Buffered PLUS on the pricing date is expected to be less than the initial issue price of the Buffered PLUS. The difference between the initial issue price of the Buffered PLUS and our estimated value of the Buffered PLUS is expected to result from several factors, including any sales commissions expected to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees expected to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Buffered PLUS, the estimated cost that we may incur in hedging our obligations under the Buffered PLUS, and estimated development and other costs that we may incur in connection with the Buffered PLUS. These other costs will include a fee paid to LFT Securities, LLC, an entity in which an affiliate of Morgan Stanley Wealth Management has an ownership interest, for providing certain electronic platform services with respect to this offering.

Our estimated value on the pricing date is not a prediction of the price at which the Buffered PLUS may trade in the secondary market, nor will it be the price at which Barclays Capital Inc. may buy or sell the Buffered PLUS in the secondary market. Subject to normal market and funding conditions, Barclays Capital Inc. or another affiliate of ours intends to offer to purchase the Buffered PLUS in the secondary market but it is not obligated to do so.

Assuming that all relevant factors remain constant after the pricing date, the price at which Barclays Capital Inc. may initially buy or sell the Buffered PLUS in the secondary market, if any, and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value on the pricing date for a temporary period expected to be approximately 40 days after the initial issue date of the Buffered PLUS because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Buffered PLUS and other costs in connection with the Buffered PLUS that we will no longer expect to incur over the term of the Buffered PLUS. We made such discretionary election and determined this temporary reimbursement period on the basis of a number of factors, which may include the tenor of the Buffered PLUS and/or any agreement we may have with the distributors of the Buffered PLUS. The amount of our estimated costs that we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the initial issue date of the Buffered PLUS based on changes in market conditions and other factors that cannot be predicted.

We urge you to read “Risk Factors” beginning on page 12 of this document.

You may revoke your offer to purchase the Buffered PLUS at any time prior to the pricing date. We reserve the right to change the terms of, or reject any offer to purchase, the Buffered PLUS prior to their pricing date. In the event of any changes to the terms of the Buffered PLUS, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

March 2022	Page 4

Buffered PLUS Based on the Value of the MSCI Emerging Markets Index due September 16, 2024 Buffered Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

Consent to U.K. Bail-in Power

Notwithstanding and to the exclusion of any other term of the Buffered PLUS or any other agreements, arrangements or understandings between us and any holder or beneficial owner of the Buffered PLUS, by acquiring the Buffered PLUS, each holder and beneficial owner of the Buffered PLUS acknowledges, accepts, agrees to be bound by and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority.

Under the U.K. Banking Act 2009, as amended, the relevant U.K. resolution authority may exercise a U.K. Bail-in Power in circumstances in which the relevant U.K. resolution authority is satisfied that the resolution conditions are met. These conditions include that a U.K. bank or investment firm is failing or is likely to fail to satisfy the Financial Services and Markets Act 2000 (the “FSMA”) threshold conditions for authorization to carry on certain regulated activities (within the meaning of section 55B FSMA) or, in the case of a U.K. banking group company that is a European Economic Area (“EEA”) or third country institution or investment firm, that the relevant EEA or third country relevant authority is satisfied that the resolution conditions are met in respect of that entity.

The U.K. Bail-in Power includes any write-down, conversion, transfer, modification and/or suspension power, which allows for (i) the reduction or cancellation of all, or a portion, of the principal amount of, interest on, or any other amounts payable on, the Buffered PLUS; (ii) the conversion of all, or a portion, of the principal amount of, interest on, or any other amounts payable on, the Buffered PLUS into shares or other securities or other obligations of Barclays Bank PLC or another person (and the issue to, or conferral on, the holder or beneficial owner of the Buffered PLUS such shares, securities or obligations); (iii) the cancellation of the Buffered PLUS and/or (iv) the amendment or alteration of the maturity of the Buffered PLUS, or amendment of the amount of interest or any other amounts due on the Buffered PLUS, or the dates on which interest or any other amounts become payable, including by suspending payment for a temporary period; which U.K. Bail-in Power may be exercised by means of a variation of the terms of the Buffered PLUS solely to give effect to the exercise by the relevant U.K. resolution authority of such U.K. Bail-in Power. Each holder and beneficial owner of the Buffered PLUS further acknowledges and agrees that the rights of the holders or beneficial owners of the Buffered PLUS are subject to, and will be varied, if necessary, solely to give effect to, the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority. For the avoidance of doubt, this consent and acknowledgment is not a waiver of any rights holders or beneficial owners of the Buffered PLUS may have at law if and to the extent that any U.K. Bail-in Power is exercised by the relevant U.K. resolution authority in breach of laws applicable in England.

For more information, please see “Risk Factors—Risks Relating to the Issuer—You may lose some or all of your investment if any U.K. bail-in power is exercised by the relevant U.K. resolution authority” in this document as well as “U.K. Bail-in Power,” “Risk Factors—Risks Relating to the Securities Generally—Regulatory action in the event a bank or investment firm in the Group is failing or likely to fail could materially adversely affect the value of the securities” and “Risk Factors—Risks Relating to the Securities Generally—Under the terms of the securities, you have agreed to be bound by the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority” in the accompanying prospectus supplement.

The preceding discussion supersedes the discussion in the accompanying prospectus and prospectus supplement to the extent it is inconsistent therewith.

March 2022	Page 5

Buffered PLUS Based on the Value of the MSCI Emerging Markets Index due September 16, 2024 Buffered Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

Investment Summary

Buffered Performance Leveraged Upside Securities

Principal at Risk Securities

The Buffered PLUS Based on the Value of the MSCI Emerging Markets Index due September 16, 2024 (the “Buffered PLUS”) can be used:

▪	As an alternative to direct exposure to the underlier that enhances returns for a certain range of positive performance of the underlier

▪	To enhance returns and potentially outperform the underlier in a moderately bullish scenario

▪	To achieve similar levels of upside exposure to the underlier as a direct investment, subject to the maximum payment at maturity, while using fewer dollars by taking advantage of the leverage factor

▪	To obtain a buffer against a specified level of negative performance in the underlier

If the final underlier value is less than the initial underlier value by more than the buffer amount, at maturity investors will lose 1% of the stated principal amount of their investment for every 1% decline beyond the specified buffer amount, subject to the minimum payment at maturity of 20% of the stated principal amount.

Maturity:	Approximately 2.5 years
Leverage factor:	200%
Maximum payment at maturity:	At least $13.20 per Buffered PLUS (at least 132.00% of the stated principal amount). The actual maximum payment at maturity will be determined on the pricing date.
Buffer amount:	20%
Minimum payment at maturity:	$2.00 per Buffered PLUS. Investors may lose up to 80% of the stated principal amount of the Buffered PLUS.
Interest:	None

Key Investment Rationale

Investors may lose up to 80% of the stated principal amount of the Buffered PLUS. The Buffered PLUS are for investors who seek an equity index-based return and who are willing and able to risk a significant portion of their principal and forgo current income and upside above the maximum payment at maturity in exchange for the leverage and buffer features, which, in each case, apply to a limited range of performance of the underlier.

Leveraged Performance	The Buffered PLUS offer investors an opportunity to capture enhanced returns for a certain range of positive performance of the underlier relative to a direct investment in the underlier.
Upside Scenario	The final underlier value is greater than the initial underlier value. In this case, at maturity, the Buffered PLUS pay the stated principal amount of $10 plus a return equal to 200% of the underlier return, subject to the maximum payment at maturity of at least $13.20 per Buffered PLUS (at least 132.00% of the stated principal amount). The actual maximum payment at maturity will be determined on the pricing date.
Par Scenario	The final underlier value is equal to the initial underlier value or less than the initial underlier value but not by more than the buffer amount. In this case, at maturity, the Buffered PLUS pay the stated principal amount of $10 per Buffered PLUS even though the value of the underlier has declined.
Downside Scenario	The final underlier value is less than the initial underlier value by more than the buffer amount. In this case, at maturity, the Buffered PLUS pay less than the stated principal amount by an amount that is equal to the percentage decrease from the initial underlier value to the final underlier value beyond the buffer amount of 20%. For example, if the final underlier value is equal to 50% of the initial underlier value, the Buffered PLUS will pay $7.00 per Buffered PLUS, or 70% of the stated principal amount, for a loss of 30% of the stated principal amount. The minimum payment at maturity is $2.00 per Buffered PLUS.
March 2022	Page 6

Buffered PLUS Based on the Value of the MSCI Emerging Markets Index due September 16, 2024 Buffered Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

Selected Purchase Considerations

The Buffered PLUS are not suitable for all investors. The Buffered PLUS may be a suitable investment for you if all of the following statements are true:

▪	You do not seek an investment that produces periodic interest or coupon payments or other sources of current income.

▪	You anticipate that the final underlier value will be greater than the initial underlier value, and you are willing and able to accept the risk that, if the final underlier value is less than the initial underlier value by more than the buffer amount, you will lose some, and may lose up to 80%, of the stated principal amount of the Buffered PLUS.

▪	You understand and accept that any potential return on the Buffered PLUS is limited by the maximum payment at maturity.

▪	You are willing and able to accept the risks associated with an investment linked to the performance of the underlier, as explained in more detail in the “Risk Factors” section of this document.

▪	You understand and accept that you will not be entitled to receive dividends or distributions that may be paid to holders of the securities composing the underlier, nor will you have any voting rights with respect to the securities composing the underlier.

▪	You do not seek an investment for which there will be an active secondary market and you are willing and able to hold the Buffered PLUS to maturity.

▪	You are willing and able to assume our credit risk for all payments on the Buffered PLUS.

▪	You are willing and able to consent to the exercise of any U.K. Bail-in Power by any relevant U.K. resolution authority.

The Buffered PLUS may not be a suitable investment for you if any of the following statements are true:

▪	You seek an investment that produces periodic interest or coupon payments or other sources of current income.

▪	You seek an investment that provides for the full repayment of principal at maturity.

▪	You anticipate that the final underlier value will be less than the initial underlier value, or you are unwilling or unable to accept the risk that, if the final underlier value is less than the initial underlier value by more than the buffer amount, you will lose some, and may lose up to 80%, of the stated principal amount of the Buffered PLUS.

▪	You seek an investment with uncapped exposure to any positive performance of the underlier.

▪	You are unwilling or unable to accept the risks associated with an investment linked to the performance of the underlier, as explained in more detail in the “Risk Factors” section of this document.

▪	You seek an investment that entitles you to dividends or distributions on, or voting rights related to, the securities composing the underlier.

▪	You seek an investment for which there will be an active secondary market and/or you are unwilling or unable to hold the Buffered PLUS to maturity.

▪	You are unwilling or unable to assume our credit risk for all payments on the Buffered PLUS.

▪	You are unwilling or unable to consent to the exercise of any U.K. Bail-in Power by any relevant U.K. resolution authority.

You must rely on your own evaluation of the merits of an investment in the Buffered PLUS. You should reach a decision whether to invest in the Buffered PLUS after carefully considering, with your advisors, the suitability of the Buffered PLUS in light of your investment objectives and the specific information set forth in this document, the prospectus, the prospectus supplement, the prospectus supplement addendum and the underlying supplement. Neither the issuer nor Barclays Capital Inc. makes any recommendation as to the suitability of the Buffered PLUS for investment.

March 2022	Page 7

Buffered PLUS Based on the Value of the MSCI Emerging Markets Index due September 16, 2024 Buffered Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

How the Buffered PLUS Work

Payoff Diagram

The payoff diagram below illustrates the payment at maturity on the Buffered PLUS based on the following terms:

Stated principal amount:	$10 per Buffered PLUS
Leverage factor:	200%
Buffer amount:	20%
Hypothetical maximum payment at maturity:	$13.20 per Buffered PLUS (132.00% of the stated principal amount). The actual maximum payment at maturity will be determined on the pricing date.
Minimum payment at maturity:	$2.00 per Buffered PLUS

Buffered PLUS Payoff Diagram

Scenario Analysis

▪	Upside Scenario. If the final underlier value is greater than the initial underlier value, at maturity investors will receive the $10 stated principal amount plus 200% of the appreciation of the underlier from the initial underlier value to the final underlier value, subject to the maximum payment at maturity. Under the hypothetical terms of the Buffered PLUS, investors will realize the maximum payment at maturity at a final underlier value of 116.00% of the initial underlier value.

▪	For example, if the underlier appreciates by 3%, at maturity investors would receive a 6% return, or $10.60 per Buffered PLUS.

▪	If the underlier appreciates by 50%, investors would receive only the hypothetical maximum payment at maturity of $13.20 per Buffered PLUS, or 132.00% of the stated principal amount.

March 2022	Page 8

Buffered PLUS Based on the Value of the MSCI Emerging Markets Index due September 16, 2024 Buffered Performance Leveraged Upside SecuritiesSM Principal at Risk Securities
▪	Par Scenario. If the final underlier value is equal to the initial underlier value or less than the initial underlier value but not by more than the buffer amount of 20%, at maturity investors will receive the stated principal amount of $10 per Buffered PLUS.

▪	For example, if the underlier depreciates by 5%, at maturity investors would receive the $10 stated principal amount per Buffered PLUS.

▪	Downside Scenario. If the final underlier value is less than the initial underlier value by more than the buffer amount of 20%, at maturity investors will receive an amount that is less than the $10 stated principal amount and that will reflect a 1% loss of principal for each 1% decline in the underlier beyond the buffer amount. Investors may lose up to 80% of their initial investment in the Buffered PLUS.

▪	For example, if the underlier depreciates by 50%, investors would lose 30% of their principal and receive only $7.00 per Buffered PLUS at maturity, or 70% of the stated principal amount.

March 2022	Page 9

Buffered PLUS Based on the Value of the MSCI Emerging Markets Index due September 16, 2024 Buffered Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

What Is the Total Return on the Buffered PLUS at Maturity, Assuming a Range of Performances for the Underlier?

The following table and examples illustrate the hypothetical payment at maturity and hypothetical total return at maturity on the Buffered PLUS. The “total return” as used in this document is the number, expressed as a percentage, that results from comparing the payment at maturity per $10 stated principal amount to $10.00. The table and examples set forth below assume a hypothetical initial underlier value of 100.00 and a hypothetical maximum payment at maturity of $13.20 per Buffered PLUS (132.00% of the stated principal amount) and reflect the leverage factor of 200% and the buffer amount of 20%. The hypothetical initial underlier value of 100.00 has been chosen for illustrative purposes only and may not represent a likely actual initial underlier value. Please see “MSCI Emerging Markets Index Overview” below for recent actual values of the underlier. The actual initial underlier value and maximum payment at maturity will be determined on the pricing date. Each hypothetical payment at maturity or total return set forth below is for illustrative purposes only and may not be the actual payment at maturity or total return applicable to a purchaser of the Buffered PLUS. The numbers appearing in the following table and examples have been rounded for ease of analysis. The table and examples below do not take into account any tax consequences from investing in the Buffered PLUS.

Final Underlier Value	Underlier Return	Underlier Performance Factor	Payment at Maturity	Total Return on Buffered PLUS
150.00	50.00%	N/A	$13.20	32.00%
140.00	40.00%	N/A	$13.20	32.00%
130.00	30.00%	N/A	$13.20	32.00%
120.00	20.00%	N/A	$13.20	32.00%
116.00	16.00%	N/A	$13.20	32.00%
110.00	10.00%	N/A	$12.00	20.00%
105.00	5.00%	N/A	$11.00	10.00%
102.50	2.50%	N/A	$10.50	5.00%
100.00	0.00%	N/A	$10.00	0.00%
95.00	-5.00%	N/A	$10.00	0.00%
90.00	-10.00%	N/A	$10.00	0.00%
85.00	-15.00%	N/A	$10.00	0.00%
80.00	-20.00%	N/A	$10.00	0.00%
70.00	-30.00%	70.00%	$9.00	-10.00%
60.00	-40.00%	60.00%	$8.00	-20.00%
50.00	-50.00%	50.00%	$7.00	-30.00%
40.00	-60.00%	40.00%	$6.00	-40.00%
30.00	-70.00%	30.00%	$5.00	-50.00%
20.00	-80.00%	20.00%	$4.00	-60.00%
10.00	-90.00%	10.00%	$3.00	-70.00%
0.00	-100.00%	0.00%	$2.00	-80.00%
March 2022	Page 10

Buffered PLUS Based on the Value of the MSCI Emerging Markets Index due September 16, 2024 Buffered Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

Hypothetical Examples of Amount Payable at Maturity

The following examples illustrate how the payment at maturity and total return in different hypothetical scenarios are calculated.

Example 1: The value of the underlier increases from the initial underlier value of 100.00 to a final underlier value of 150.00.

Because the final underlier value is greater than the initial underlier value, the payment at maturity is calculated as follows:

the lesser of (a) $10 + leveraged upside payment and (b) maximum payment at maturity

= the lesser of (a) $10 + ($10 × leverage factor × underlier return) and (b) $13.20

First, calculate the underlier return:

underlier return = (final underlier value – initial underlier value) / initial underlier value = (150.00 – 100.00) / 100.00 = 50.00%

Next, calculate the leveraged upside payment:

leveraged upside payment = $10 × leverage factor × underlier return = ($10 × 200% × 50.00%) = $10.00

Because $10 plus the leveraged upside payment of $10.00 is greater than the maximum payment at maturity, the payment at maturity is equal to the maximum payment at maturity of $13.20 per Buffered PLUS, representing a total return of 32.00% on the Buffered PLUS.

Example 2: The value of the underlier increases from the initial underlier value of 100.00 to a final underlier value of 102.50.

Because the final underlier value is greater than the initial underlier value, the payment at maturity is calculated as follows:

the lesser of (a) $10 + leveraged upside payment and (b) maximum payment at maturity

= the lesser of (a) $10 + ($10 × leverage factor × underlier return) and (b) $13.20

First, calculate the underlier return:

underlier return = (final underlier value – initial underlier value) / initial underlier value = (102.50 – 100.00) / 100.00 = 2.50%

Next, calculate the leveraged upside payment:

leveraged upside payment = $10 × leverage factor × underlier return = ($10 × 200% × 2.50%) = $0.50

Because $10 plus the leveraged upside payment of $0.50 is less than the maximum payment at maturity, the payment at maturity is equal to $10.50 per Buffered PLUS, representing a total return of 5.00% on the Buffered PLUS.

Example 3: The value of the underlier decreases from the initial underlier value of 100.00 to a final underlier value of 90.00.

Because the final underlier value is equal to the initial underlier value or less than the initial underlier value but not by more than the buffer amount of 20%, the payment at maturity is equal to the stated principal amount of $10.00 per Buffered PLUS.

The total return on the Buffered PLUS is 0.00%.

Example 4: The value of the underlier decreases from the initial underlier value of 100.00 to a final underlier value of 50.00.

Because the final underlier value is less than the initial underlier value by more than the buffer amount of 20%, the payment at maturity is equal to $7.00 per Buffered PLUS, calculated as follows:

($10 × underlier performance factor) + $2.00

= [$10 × (final underlier value / initial underlier value)] + $2.00

= [$10 × (50.00 / 100.00)] + $2.00 = $7.00

The total return on the Buffered PLUS is -30.00%.

March 2022	Page 11

Buffered PLUS Based on the Value of the MSCI Emerging Markets Index due September 16, 2024 Buffered Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

Risk Factors

An investment in the Buffered PLUS involves significant risks. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Buffered PLUS. Investing in the Buffered PLUS is not equivalent to investing directly in the underlier or any of the securities composing the underlier. Some of the risks that apply to an investment in the Buffered PLUS are summarized below, but we urge you to read the more detailed explanation of risks relating to the Buffered PLUS generally in the “Risk Factors” section of the prospectus supplement. You should not purchase the Buffered PLUS unless you understand and can bear the risks of investing in the Buffered PLUS.

Risks Relating to the Buffered PLUS Generally

▪	The Buffered PLUS do not pay interest and provide a minimum payment at maturity of only 20% of your principal. The terms of the Buffered PLUS differ from those of ordinary debt securities in that the Buffered PLUS do not pay interest and provide a minimum payment at maturity of only 20% of your principal. If the final underlier value is less than the initial underlier value by more than the buffer amount of 20%, the payment at maturity will be an amount in cash that is less than the $10 stated principal amount of each Buffered PLUS by a percentage equal to the percentage decrease from the initial underlier value to the final underlier value beyond the buffer amount. You may lose up to 80% of your initial investment in the Buffered PLUS.

▪	The appreciation potential of the Buffered PLUS is limited by the maximum payment at maturity. The appreciation potential of the Buffered PLUS is limited by the maximum payment at maturity of at least $13.20 per Buffered PLUS (at least 132.00% of the stated principal amount). The actual maximum payment at maturity will be determined on the pricing date. Although the leverage factor provides 200% exposure to any increase in the final underlier value as compared to the initial underlier value, because the payment at maturity will be limited to at least 132.00% of the stated principal amount for the Buffered PLUS, any increase in the final underlier value as compared to the initial underlier value by more than 16.00% (in the case where the maximum payment at maturity is 132.00% of the stated principal amount) of the initial underlier value will not further increase the return on the Buffered PLUS.

▪	Any payment on the Buffered PLUS will be determined based on the closing levels of the underlier on the dates specified. Any payment on the Buffered PLUS will be determined based on the closing levels of the underlier on the dates specified. You will not benefit from any more favorable value of the underlier determined at any other time.

▪	Investing in the Buffered PLUS is not equivalent to investing in the underlier or the securities composing the underlier. Investors in the Buffered PLUS will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the securities composing the underlier.

▪	The U.S. federal income tax consequences of an investment in the Buffered PLUS are uncertain. There is no direct legal authority regarding the proper U.S. federal income tax treatment of the Buffered PLUS, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the Buffered PLUS are uncertain, and the IRS or a court might not agree with the treatment of the Buffered PLUS as prepaid forward contracts, as described below under “Additional provisions—Tax considerations.” If the IRS were successful in asserting an alternative treatment for the Buffered PLUS, the tax consequences of the ownership and disposition of the Buffered PLUS could be materially and adversely affected. In addition, in 2007 the Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Buffered PLUS, possibly with retroactive effect. You should review carefully the sections of the accompanying prospectus supplement entitled “Material U.S. Federal Income Tax Consequences—Tax Consequences to U.S. Holders—Notes Treated as Prepaid Forward or Derivative Contracts” and, if you are a non-U.S. holder, “—Tax Consequences to Non-U.S. Holders,” and consult your tax advisor regarding the U.S. federal tax consequences of an investment in the Buffered PLUS (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Risks Relating to the Issuer

▪	Credit of issuer. The Buffered PLUS are unsecured and unsubordinated debt obligations of the issuer, Barclays Bank PLC, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Buffered PLUS, including any repayment of principal, is subject to the ability of Barclays Bank PLC to satisfy its obligations as they come due and is not guaranteed by any third party. As a result, the actual and perceived creditworthiness of Barclays Bank PLC may affect the market value of the Buffered PLUS and, in the event Barclays Bank PLC were to default on its obligations, you might not receive any amount owed to you under the terms of the Buffered PLUS.

▪	You may lose some or all of your investment if any U.K. Bail-in Power is exercised by the relevant U.K. resolution authority. Notwithstanding and to the exclusion of any other term of the Buffered PLUS or any other agreements, arrangements or understandings between Barclays Bank PLC and any holder or beneficial owner of the Buffered PLUS, by acquiring the Buffered

March 2022	Page 12

Buffered PLUS Based on the Value of the MSCI Emerging Markets Index due September 16, 2024 Buffered Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

PLUS, each holder and beneficial owner of the Buffered PLUS acknowledges, accepts, agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority as set forth under “Consent to U.K. Bail-in Power” in this document. Accordingly, any U.K. Bail-in Power may be exercised in such a manner as to result in you and other holders and beneficial owners of the Buffered PLUS losing all or a part of the value of your investment in the Buffered PLUS or receiving a different security from the Buffered PLUS, which may be worth significantly less than the Buffered PLUS and which may have significantly fewer protections than those typically afforded to debt securities. Moreover, the relevant U.K. resolution authority may exercise the U.K. Bail-in Power without providing any advance notice to, or requiring the consent of, the holders and beneficial owners of the Buffered PLUS. The exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the Buffered PLUS will not be a default or an Event of Default (as each term is defined in the senior debt securities indenture) and the trustee will not be liable for any action that the trustee takes, or abstains from taking, in either case, in accordance with the exercise of the U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the Buffered PLUS. See “Consent to U.K. Bail-in Power” in this document as well as “U.K. Bail-in Power,” “Risk Factors—Risks Relating to the Securities Generally—Regulatory action in the event a bank or investment firm in the Group is failing or likely to fail could materially adversely affect the value of the securities” and “Risk Factors—Risks Relating to the Securities Generally—Under the terms of the securities, you have agreed to be bound by the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority” in the accompanying prospectus supplement.

Risks Relating to the Underlier

▪	Adjustments to the underlier could adversely affect the value of the Buffered PLUS. The sponsor of the underlier may add, delete, substitute or adjust the securities composing the underlier or make other methodological changes to the underlier that could affect its performance. The calculation agent will calculate the value to be used as the closing level of the underlier in the event of certain material changes in or modifications to the underlier. In addition, the sponsor of the underlier may also discontinue or suspend calculation or publication of the underlier at any time. Under these circumstances, the calculation agent may select a successor index that the calculation agent determines to be comparable to the underlier or, if no successor index is available, the calculation agent will determine the value to be used as the closing level of the underlier. Any of these actions could adversely affect the value of the underlier and, consequently, the value of the Buffered PLUS. See “Reference Assets—Indices—Adjustments Relating to Securities with an Index as a Reference Asset” in the accompanying prospectus supplement.

▪	Governmental legislative or regulatory actions, such as sanctions, could adversely affect your investment in the Buffered PLUS. Governmental legislative or regulatory actions, including, without limitation, sanctions-related actions by the U.S. or a foreign government, could prohibit or otherwise restrict persons from holding the Buffered PLUS or securities included in the underlier, or engaging in transactions in them, and any such action could adversely affect the value of the underlier. These legislative or regulatory actions could result in restrictions on the Buffered PLUS. You may lose a significant portion or all of your initial investment in the Buffered PLUS if you are forced to divest the Buffered PLUS due to government mandates, especially if such divestment must be made at a time when the value of the Buffered PLUS has declined.

▪	There are risks associated with investments in securities, such as the Buffered PLUS, linked to the value of non-U.S. equity securities. The equity securities composing the underlier are issued by non-U.S. companies in non-U.S. securities markets. Investments in securities linked to the value of such non-U.S. equity securities, such as the Buffered PLUS, involve risks associated with the securities markets in the home countries of the issuers of those non-U.S. equity securities, including risks of volatility in those markets, governmental intervention in those markets and cross shareholdings in companies in certain countries. Also, there is generally less publicly available information about companies in some of these jurisdictions than there is about U.S. companies that are subject to the reporting requirements of the SEC, and generally non-U.S. companies are subject to accounting, auditing and financial reporting standards and requirements and securities trading rules different from those applicable to U.S. reporting companies. The prices of securities in non-U.S. markets may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws.

▪	There are risks associated with emerging markets. The equity securities composing the underlier have been issued by companies based in emerging markets. Emerging markets pose further risks in addition to the risks associated with investing in foreign equity markets generally. Countries with emerging markets may have relatively unstable financial markets and governments; may present the risks of nationalization of businesses; may impose restrictions on currency conversion, exports or foreign ownership and prohibitions on the repatriation of assets; may pose a greater likelihood of regulation by the national, provincial and local governments of the emerging market countries, including the imposition of currency exchange laws and taxes; and may have less protection of property rights, less access to legal recourse and less comprehensive financial reporting and auditing requirements than more developed countries. The economies of countries with emerging markets may be based on only a few industries, may be highly vulnerable to changes in local or global trade conditions, and may suffer from extreme and volatile debt burdens or inflation rates. Local securities markets may trade a small number of securities and may be unable to respond effectively to increases in trading volume, potentially making prompt liquidation of holdings difficult or impossible at times. Moreover, the economies in such countries may differ unfavorably from the economy in the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources, self-sufficiency and balance of payment positions. The currencies of emerging markets may also be less liquid and more volatile than those of developed markets and may

March 2022	Page 13

Buffered PLUS Based on the Value of the MSCI Emerging Markets Index due September 16, 2024 Buffered Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

be affected by political and economic developments in different ways than developed markets. The foregoing factors may adversely affect the performance of companies based in emerging markets.

Since June 2018, the underlier has included equity securities that are traded on mainland Chinese exchanges (as distinct from exchanges in Hong Kong). Shares traded on mainland Chinese exchanges, referred to as A-shares, are subject to regulation by Chinese authorities, including regulations that limit the amount of shares of equity securities that may be held by foreign investors. These regulations may adversely affect the price of A-shares. Trading in A-shares may be less liquid and subject to greater volatility, including as a result of actions by the Chinese government, than trading on international exchanges outside of mainland China.

▪	The level of the underlier is subject to currency exchange risk with respect to the U.S. dollar and the non-U.S. currencies represented in the underlier. Because the equity securities composing the underlier are denominated in non-U.S. currencies and are converted into U.S. dollars for purposes of calculating the level of the underlier, the level of the underlier will be exposed to the currency exchange rate risk with respect to each of those non-U.S. currencies relative to the U.S. dollar. An investor’s net exposure will depend on the extent to which each of those non-U.S. currencies strengthens or weakens against the U.S. dollar and the relative weight of the securities denominated in those non-U.S. currencies. If, taking into account the relevant weighting, the U.S. dollar strengthens against those non-U.S. currencies, the level of the underlier will be adversely affected and any payments on the Buffered PLUS may be reduced.

Exchange rate movements for a particular currency are volatile and are the result of numerous factors, including the supply of, and the demand for, those currencies, as well as government policy, intervention or actions, but are also influenced significantly from time to time by political or economic developments, and by macroeconomic factors and speculative actions related to the relevant region. Of particular importance to potential currency exchange risk are:

o	existing and expected rates of inflation;

o	existing and expected interest rate levels;

o	the balance of payments between the countries represented in the underlier and the United States; and

o	the extent of governmental surpluses or deficits in the countries represented in the underlier and the United States.

All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of the countries represented in the underlier, the United States and other countries important to international trade and finance.

Risks Relating to Conflicts of Interest

▪	Hedging and trading activity by the issuer and its affiliates could potentially adversely affect the value of the Buffered PLUS. The hedging or trading activities of the issuer’s affiliates and of any other hedging counterparty with respect to the Buffered PLUS on or prior to the pricing date and prior to maturity could adversely affect the value of the underlier and, as a result, could decrease the amount an investor may receive on the Buffered PLUS at maturity. Any of these hedging or trading activities on or prior to the pricing date could potentially increase the initial underlier value and, therefore, the value at or above which the underlier must close on the valuation date so that the investor does not suffer a loss on their initial investment in the Buffered PLUS. Additionally, such hedging or trading activities during the term of the Buffered PLUS, including on the valuation date, could potentially affect the value of the underlier on the valuation date and, accordingly, the amount of cash an investor will receive at maturity, if any.

▪	We and our affiliates, and any dealer participating in the distribution of the Buffered PLUS, may engage in various activities or make determinations that could materially affect your Buffered PLUS in various ways and create conflicts of interest. We and our affiliates play a variety of roles in connection with the issuance of the Buffered PLUS, as described below. In performing these roles, our and our affiliates’ economic interests are potentially adverse to your interests as an investor in the Buffered PLUS.

In connection with our normal business activities and in connection with hedging our obligations under the Buffered PLUS, we and our affiliates make markets in and trade various financial instruments or products for our accounts and for the account of our clients and otherwise provide investment banking and other financial services with respect to these financial instruments and products. These financial instruments and products may include securities, derivative instruments or assets that may relate to the underlier or its components. In any such market making, trading and hedging activity, investment banking and other financial services, we or our affiliates may take positions or take actions that are inconsistent with, or adverse to, the investment objectives of the holders of the Buffered PLUS. We and our affiliates have no obligation to take the needs of any buyer, seller or holder of the Buffered PLUS into account in conducting these activities. Such market making, trading and hedging activity, investment banking and other financial services may negatively impact the value of the Buffered PLUS.

In addition, the role played by Barclays Capital Inc., as the agent for the Buffered PLUS, could present significant conflicts of interest with the role of Barclays Bank PLC, as issuer of the Buffered PLUS. For example, Barclays Capital Inc. or its representatives may derive compensation or financial benefit from the distribution of the Buffered PLUS and such compensation or

March 2022	Page 14

Buffered PLUS Based on the Value of the MSCI Emerging Markets Index due September 16, 2024 Buffered Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

financial benefit may serve as an incentive to sell the Buffered PLUS instead of other investments. Furthermore, we and our affiliates establish the offering price of the Buffered PLUS for initial sale to the public, and the offering price is not based upon any independent verification or valuation.

Furthermore, the selected dealer or its affiliates will have the option to conduct a material portion of the hedging activities for us in connection with the Buffered PLUS. The selected dealer or its affiliates would expect to realize a projected profit from such hedging activities, and this projected profit would be in addition to any selling concession that the selected dealer realizes for the sale of the Buffered PLUS to you. This additional projected profit may create a further incentive for the selected dealer to sell the Buffered PLUS to you.

In addition to the activities described above, we will also act as the calculation agent for the Buffered PLUS. As calculation agent, we will determine any values of the underlier and make any other determinations necessary to calculate any payments on the Buffered PLUS. In making these determinations, we may be required to make discretionary judgments, including determining whether a market disruption event has occurred on any date that the value of the underlier is to be determined; if the underlier is discontinued or if the sponsor of the underlier fails to publish the underlier, selecting a successor index or, if no successor index is available, determining any value necessary to calculate any payments on the Buffered PLUS; and calculating the value of the underlier on any date of determination in the event of certain changes in or modifications to the underlier. In making these discretionary judgments, our economic interests are potentially adverse to your interests as an investor in the Buffered PLUS, and any of these determinations may adversely affect any payments on the Buffered PLUS.

Risks Relating to the Estimated Value of the Buffered PLUS and the Secondary Market

▪	The Buffered PLUS will not be listed on any securities exchange, and secondary trading may be limited. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to offer to purchase the Buffered PLUS in the secondary market but are not required to do so and may cease any such market making activities at any time, without notice. Even if a secondary market develops, it may not provide enough liquidity to allow you to trade or sell the Buffered PLUS easily. Because other dealers are not likely to make a secondary market for the Buffered PLUS, the price, if any, at which you may be able to trade your Buffered PLUS is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Buffered PLUS. In addition, Barclays Capital Inc. or one or more of our other affiliates may at any time hold an unsold portion of the Buffered PLUS (as described on the cover page of this document), which may inhibit the development of a secondary market for the Buffered PLUS. The Buffered PLUS are not designed to be short-term trading instruments. Accordingly, you should be willing and able to hold your Buffered PLUS to maturity.

▪	The market price of the Buffered PLUS will be influenced by many unpredictable factors. Several factors will influence the value of the Buffered PLUS in the secondary market and the price at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC may be willing to purchase or sell the Buffered PLUS in the secondary market. Although we expect that generally the value of the underlier on any day will affect the value of the Buffered PLUS more than any other single factor, other factors that may influence the value of the Buffered PLUS include:

o	the volatility (frequency and magnitude of changes in value) of the underlier;

o	dividend rates on the securities composing the underlier;

o	interest and yield rates in the market;

o	time remaining until the Buffered PLUS mature;

o	supply and demand for the Buffered PLUS;

o	geopolitical conditions and economic, financial, political, regulatory and judicial events that affect the securities composing the underlier and that may affect the final underlier value;

o	the exchange rates relative to the U.S. dollar with respect to each of the currencies in which the securities composing the underlier trade; and

o	any actual or anticipated changes in our credit ratings or credit spreads.

The value of the underlier may be, and has recently been, volatile, and we can give you no assurance that the volatility will lessen. See “MSCI Emerging Markets Index Overview” below. You may receive less, and possibly significantly less, than the stated principal amount per Buffered PLUS if you try to sell your Buffered PLUS prior to maturity.

▪	The estimated value of your Buffered PLUS is expected to be lower than the initial issue price of your Buffered PLUS. The estimated value of your Buffered PLUS on the pricing date is expected to be lower, and may be significantly lower, than the initial issue price of your Buffered PLUS. The difference between the initial issue price of your Buffered PLUS and the estimated value of the Buffered PLUS is expected as a result of certain factors, such as any sales commissions expected to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees expected to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Buffered PLUS, the estimated cost that we may incur in hedging our obligations under the Buffered PLUS, and estimated development and other costs that we may incur in connection with the Buffered PLUS. These other costs will include a fee paid to

March 2022	Page 15

Buffered PLUS Based on the Value of the MSCI Emerging Markets Index due September 16, 2024 Buffered Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

LFT Securities, LLC, an entity in which an affiliate of Morgan Stanley Wealth Management has an ownership interest, for providing certain electronic platform services with respect to this offering.

▪	The estimated value of your Buffered PLUS might be lower if such estimated value were based on the levels at which our debt securities trade in the secondary market. The estimated value of your Buffered PLUS on the pricing date is based on a number of variables, including our internal funding rates. Our internal funding rates may vary from the levels at which our benchmark debt securities trade in the secondary market. As a result of this difference, the estimated values referenced above might be lower if such estimated values were based on the levels at which our benchmark debt securities trade in the secondary market.

▪	The estimated value of the Buffered PLUS is based on our internal pricing models, which may prove to be inaccurate and may be different from the pricing models of other financial institutions. The estimated value of your Buffered PLUS on the pricing date is based on our internal pricing models, which take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize. These variables and assumptions are not evaluated or verified on an independent basis. Further, our pricing models may be different from other financial institutions’ pricing models and the methodologies used by us to estimate the value of the Buffered PLUS may not be consistent with those of other financial institutions that may be purchasers or sellers of Buffered PLUS in the secondary market. As a result, the secondary market price of your Buffered PLUS may be materially different from the estimated value of the Buffered PLUS determined by reference to our internal pricing models.

▪	The estimated value of your Buffered PLUS is not a prediction of the prices at which you may sell your Buffered PLUS in the secondary market, if any, and such secondary market prices, if any, will likely be lower than the initial issue price of your Buffered PLUS and may be lower than the estimated value of your Buffered PLUS. The estimated value of the Buffered PLUS will not be a prediction of the prices at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Buffered PLUS from you in secondary market transactions (if they are willing to purchase, which they are not obligated to do). The price at which you may be able to sell your Buffered PLUS in the secondary market at any time will be influenced by many factors that cannot be predicted, such as market conditions, and any bid and ask spread for similar sized trades, and may be substantially less than our estimated value of the Buffered PLUS. Further, as secondary market prices of your Buffered PLUS take into account the levels at which our debt securities trade in the secondary market, and do not take into account our various costs related to the Buffered PLUS such as fees, commissions, discounts, and the costs of hedging our obligations under the Buffered PLUS, secondary market prices of your Buffered PLUS will likely be lower than the initial issue price of your Buffered PLUS. As a result, the price at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Buffered PLUS from you in secondary market transactions, if any, will likely be lower than the price you paid for your Buffered PLUS, and any sale prior to the maturity date could result in a substantial loss to you.

▪	The temporary price at which we may initially buy the Buffered PLUS in the secondary market and the value we may initially use for customer account statements, if we provide any customer account statements at all, may not be indicative of future prices of your Buffered PLUS. Assuming that all relevant factors remain constant after the pricing date, the price at which Barclays Capital Inc. may initially buy or sell the Buffered PLUS in the secondary market (if Barclays Capital Inc. makes a market in the Buffered PLUS, which it is not obligated to do) and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value of the Buffered PLUS on the pricing date, as well as the secondary market value of the Buffered PLUS, for a temporary period after the initial issue date of the Buffered PLUS. The price at which Barclays Capital Inc. may initially buy or sell the Buffered PLUS in the secondary market and the value that we may initially use for customer account statements may not be indicative of future prices of your Buffered PLUS.

▪

March 2022	Page 16

Buffered PLUS Based on the Value of the MSCI Emerging Markets Index due September 16, 2024 Buffered Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

MSCI Emerging Markets Index Overview

The underlier is a free float-adjusted market capitalization index that is designed to measure the equity market performance of global emerging markets. For more information about the underlier, see “Indices—The MSCI Indices” in the accompanying underlying supplement, as supplemented by the following. Since November 2020, the emerging market index for Kuwait has been included in the underlier, and since November 2021, the emerging market indices for Argentina and Pakistan have been excluded from the underlier.

Information about the underlier as of market close on March 7, 2022:

Bloomberg Ticker Symbol:	MXEF	52 Week High:	1,390.85
Current Closing Level:	1,107.30	52 Week Low:	1,107.30
52 Weeks Ago (3/8/2021):	1,308.14

The following table sets forth the published high, low and period-end closing levels of the underlier for each quarter for the period of January 2, 2017 through March 7, 2022. The associated graph shows the closing levels of the underlier for each day in the same period. The closing level of the underlier on March 7, 2022 was 1,107.30. We obtained the closing levels of the underlier from Bloomberg Professional® service, without independent verification. Historical performance of the underlier should not be taken as an indication of future performance. Future performance of the underlier may differ significantly from historical performance, and no assurance can be given as to the closing level of the underlier during the term of the Buffered PLUS, including on the valuation date. We cannot give you assurance that the performance of the underlier will not result in a loss on your initial investment.

MSCI Emerging Markets Index	High	Low	Period End
2017
First Quarter	973.08	861.88	958.37
Second Quarter	1,019.11	952.92	1,010.80
Third Quarter	1,112.92	1,002.48	1,081.72
Fourth Quarter	1,158.45	1,082.97	1,158.45
2018
First Quarter	1,273.07	1,142.85	1,170.88
Second Quarter	1,184.13	1,046.71	1,069.52
Third Quarter	1,092.36	1,003.33	1,047.91
Fourth Quarter	1,046.40	934.80	965.78
2019
First Quarter	1,070.95	949.57	1,058.13
Second Quarter	1,096.39	984.81	1,054.86
Third Quarter	1,064.63	960.81	1,001.00
Fourth Quarter	1,118.61	989.20	1,114.66
2020
First Quarter	1,146.83	758.20	848.58
Second Quarter	1,014.62	827.26	995.10
Third Quarter	1,121.60	1,001.08	1,082.00
Fourth Quarter	1,291.26	1,081.71	1,291.26
2021
First Quarter	1,444.93	1,288.42	1,316.43
Second Quarter	1,390.85	1,292.78	1,374.64
Third Quarter	1,368.22	1,220.78	1,253.10
Fourth Quarter	1,301.13	1,190.08	1,232.01
2022
First Quarter (through March 7, 2022)	1,267.34	1,107.30	1,107.30
March 2022	Page 17

Buffered PLUS Based on the Value of the MSCI Emerging Markets Index due September 16, 2024 Buffered Performance Leveraged Upside SecuritiesSM Principal at Risk Securities
Underlier Historical Performance*— January 2, 2017 to March 7, 2022

* The dotted line indicates 80% of the closing level of the underlier on March 7, 2022 as a hypothetical illustration of the buffer amount of 20%. The actual level below which you will lose some of your initial investment will be 80% of the initial underlier value.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

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Buffered PLUS Based on the Value of the MSCI Emerging Markets Index due September 16, 2024 Buffered Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

Additional Information about the Buffered PLUS

Please read this information in conjunction with the terms on the cover page of this document.

Additional provisions:
Minimum ticketing size:	$1,000 / 100 Buffered PLUS
Tax considerations:

You should review carefully the sections in the accompanying prospectus supplement entitled “Material U.S. Federal Income Tax Consequences—Tax Consequences to U.S. Holders—Notes Treated as Prepaid Forward or Derivative Contracts” and, if you are a non-U.S. holder, “—Tax Consequences to Non-U.S. Holders.” The following discussion, when read in combination with those sections, constitutes the full opinion of our special tax counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of the Buffered PLUS. The following discussion supersedes the discussion in the accompanying prospectus supplement to the extent it is inconsistent therewith.

Based on current market conditions, in the opinion of our special tax counsel, the Buffered PLUS should be treated for U.S. federal income tax purposes as prepaid forward contracts with respect to the underlier. Assuming this treatment is respected, upon a sale or exchange of the Buffered PLUS (including redemption at maturity), you should recognize capital gain or loss equal to the difference between the amount realized on the sale or exchange and your tax basis in the Buffered PLUS, which should equal the amount you paid to acquire the Buffered PLUS. This gain or loss on your Buffered PLUS should be treated as long-term capital gain or loss if you hold your Buffered PLUS for more than a year, whether or not you are an initial purchaser of Buffered PLUS at the original issue price. However, the IRS or a court may not respect this treatment, in which case the timing and character of any income or loss on the Buffered PLUS could be materially and adversely affected. In addition, in 2007 the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose a notional interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Buffered PLUS, possibly with retroactive effect. You should consult your tax advisor regarding the U.S. federal income tax consequences of an investment in the Buffered PLUS, including possible alternative treatments and the issues presented by this notice.

Treasury regulations under Section 871(m) generally impose a withholding tax on certain “dividend equivalents” under certain “equity linked instruments.” A recent IRS notice excludes from the scope of Section 871(m) instruments issued prior to January 1, 2023 that do not have a “delta of one” with respect to underlying securities that could pay U.S.-source dividends for U.S. federal income tax purposes (each an “Underlying Security”). Based on our determination that the Buffered PLUS do not have a “delta of one” within the meaning of the regulations, we expect that these regulations will not apply to the Buffered PLUS with regard to non-U.S. holders. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. If necessary, further information regarding the potential application of Section 871(m) will be provided in the pricing supplement for the Buffered PLUS. You should consult your tax advisor regarding the potential application of Section 871(m) to the Buffered PLUS.

Trustee:	The Bank of New York Mellon
Calculation agent:	Barclays Bank PLC
Use of proceeds and hedging:

The net proceeds we receive from the sale of the Buffered PLUS will be used for various corporate purposes as set forth in the prospectus and prospectus supplement and, in part, in connection with hedging our obligations under the Buffered PLUS through one or more of our subsidiaries.

We, through our subsidiaries or others, hedge our anticipated exposure in connection with the Buffered PLUS by taking positions in futures and options contracts on the underlier and any other securities or instruments we may wish to use in connection with such hedging. Trading and other

March 2022	Page 19

Buffered PLUS Based on the Value of the MSCI Emerging Markets Index due September 16, 2024 Buffered Performance Leveraged Upside SecuritiesSM Principal at Risk Securities
transactions by us or our affiliates could affect the value of the underlier, the market value of the Buffered PLUS or any amounts payable on your Buffered PLUS. For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the prospectus supplement.
ERISA:	See “Benefit Plan Investor Considerations” in the accompanying prospectus supplement.

This document represents a summary of the terms and conditions of the Buffered PLUS. We encourage you to read the accompanying prospectus, prospectus supplement, prospectus supplement addendum and underlying supplement for this offering, which can be accessed via the hyperlinks on the cover page of this document.

Supplemental Plan of Distribution

Morgan Stanley Smith Barney LLC (“Morgan Stanley Wealth Management”) and its financial advisors will collectively receive from the agent, Barclays Capital Inc., a fixed sales commission for each Buffered PLUS they sell, and Morgan Stanley Wealth Management will receive a structuring fee for each Buffered PLUS, in each case as specified on the cover page of this document.

Prohibition of Sales to UK Retail Investors

The Buffered PLUS are not intended to be offered, sold or otherwise made available to, and should not be offered, sold or otherwise made available to, any retail investor in the United Kingdom (“UK”). For these purposes, a UK retail investor means a person who is one (or more) of: (i) a retail client as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of UK domestic law by virtue of the European Union (Withdrawal) Act 2018 (as amended, the “EUWA”); (ii) a customer within the meaning of the provisions of the Financial Services and Markets Act 2000 (as amended, the “FSMA”) and any rules or regulations made under the FSMA to implement Directive (EU) 2016/97, where that customer would not qualify as a professional client as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of UK domestic law by virtue of the EUWA; or (iii) not a qualified investor as defined in Article 2 of Regulation (EU) 2017/1129 as it forms part of UK domestic law by virtue of the EUWA (as amended, the “UK Prospectus Regulation”). Consequently, no key information document required by Regulation (EU) No 1286/2014 as it forms part of UK domestic law by virtue of the EUWA (as amended, the “UK PRIIPs Regulation”) for offering or selling the Buffered PLUS or otherwise making them available to retail investors in the United Kingdom has been prepared and therefore offering or selling the Buffered PLUS or otherwise making them available to any retail investor in the United Kingdom may be unlawful under the UK PRIIPs Regulation.

Prohibition of Sales to EEA Retail Investors

The Buffered PLUS are not intended to be offered, sold or otherwise made available to, and should not be offered, sold or otherwise made available to, any retail investor in the European Economic Area (“EEA”). For these purposes, an EEA retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) 2014/65/EU (as amended, “MiFID II”); (ii) a customer within the meaning of Directive (EU) 2016/97, as amended, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Regulation (EU) 2017/1129 (as amended, the “EU Prospectus Regulation”). Consequently, no key information document required by Regulation (EU) No 1286/2014 (as amended, the “EU PRIIPs Regulation”) for offering or selling the Buffered PLUS or otherwise making them available to retail investors in the European Economic Area has been prepared and therefore offering or selling the Buffered PLUS or otherwise making them available to any retail investor in the European Economic Area may be unlawful under the EU PRIIPs Regulation.

The preceding discussion supersedes the discussion in the accompanying prospectus and prospectus supplement to the extent it is inconsistent therewith.

March 2022	Page 20